Pricing Term Sheet

Term sheet	Registration Statement No. 333-190256

To prospectus dated July 30, 2013 preliminary prospectus supplement dated August 7, 2013	Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus Dated August 7, 2013

Hospira, Inc.

$350,000,000 5.200% Notes due 2020

$350,000,000 5.800% Notes due 2023

Issuer:	Hospira, Inc.

Principal Amount:	$350,000,000 of 2020 notes $350,000,000 of 2023 notes

Maturity Date:	August 12, 2020 for the 2020 notes August 12, 2023 for the 2023 notes

Trade Date:	August 7, 2013

Original Issue Date (Settlement):	August 12, 2013 (T+3)

Interest Accrual Date:	August 12, 2013

Issue Price (Price to Public):	99.751% for the 2020 notes 99.663% for the 2023 notes

Coupon:	5.200% for the 2020 notes 5.800% for the 2023 notes

Benchmark Treasury:	2.00% due July 31, 2020 for the 2020 notes 1.75% due May 15, 2023 for the 2023 notes

Benchmark Treasury Price and Yield:	100-1+; 1.993% for the 2020 notes 92-24; 2.595% for the 2023 notes

Spread to Benchmark Treasury:	+325 basis points for the 2020 notes +325 basis points for the 2023 notes

Yield:	5.243% for the 2020 notes 5.845% for the 2023 notes

Interest Payment Period:	Semi-Annually

Interest Payment Dates:	February 12 and August 12, commencing February 12, 2014

Day Count Convention:	30/360

Optional Make-Whole Redemption:

As a whole or in part, at Hospira’s option, at any time or from time to time, on not less than 10 nor more than 60 days’ notice, at a price equal to the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) the sum of the present values of the remaining scheduled payments on such notes discounted to the date of redemption, on a semi-annual basis, at a rate equal to the sum of the applicable Treasury Rate, plus 50 basis points in the case of the 2020 notes or plus 50 basis points in the case of the 2023 notes.

Change of Control:

If a Change of Control Triggering Event occurs, Hospira will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Specified Currency:	U.S. Dollars (“$”)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Business Day:	New York

CUSIP:	441060 AM2 for the 2020 notes 441060 AN0 for the 2023 notes

ISIN:	US441060AM23 for the 2020 notes US441060AN06 for the 2023 notes

Joint Book-Running Managers:

Morgan Stanley & Co. LLC (All notes)

Goldman, Sachs & Co. (All notes)

J.P. Morgan Securities LLC (All notes)

Citigroup Global Markets Inc. (All notes)

RBS Securities Inc. (All notes)

Mitsubishi UFJ Securities (USA), Inc. (2023 notes)

U.S. Bancorp Investments, Inc. (2020 notes)

Co-Managers:	Fifth Third Securities, Inc. (All notes) Mitsubishi UFJ Securities (USA), Inc. (2020 notes) PNC Capital Markets LLC (All notes) U.S. Bancorp Investments, Inc. (2023 notes)

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free 1-866-718-1649, Goldman, Sachs & Co. toll-free 1-866-471-2526, or J.P. Morgan Securities LLC collect 1-212-834-4533.

Prospectus Supplement Dated August 7, 2013

Prospectus Dated July 30, 2013